Service Agreement

between

Domilens GmbH, Holsteiner Chaussee 303a

(hereinafter referred to as: Company)

and

Dr. Reinhard Pichl, Hauptstraße 37, 79227 Schallstadt

(hereinafter referred to as: Managing Director or Dr. Pichl)

Preamble

Dr. Pichl has been appointed managing director of the Company by way of the shareholders resolution with effect as of 1 November 2007. In this regard, the following has been agreed upon:

§ 1
Power of Representation

(1)           The Managing Director has sole power to represent the Company.

(2)           The Company may at any time change the power of representation.

§ 2
Management of the Company

(1)
The Managing Director shall manage the Company pursuant to the regulations set forth in this Service Agreement, in the articles of association of the Company, the rules of procedure for the Management of the Company in its current version, if applicable, as well as the instructions of the shareholders.

(2)
For all business transactions and measures beyond the ordinary course of business of the Company the Managing Director needs to receive the express prior approval of the shareholders. These are in particular:

➢	Sale and shut-down of the business of the Company or significant parts thereof;

➢	Establishment of subsidiaries;
➢	Acquisition or sale of other companies or participations of the Company;
➢	Acquisition, sale, or encumbrances of real property or rights equivalent to real property as well as the obligation to carry out such business transactions;
➢	Acceptance of sureties and guarantees as well as acceptance of any kind of liabilities resulting from bills of exchange;
➢	Drawdown or granting of credits or securities of any kind that exceed € 25,000 and do not belong to the ordinary course of business;
➢	Conclusion, amendment or termination of agreements that burden the Company with more than € 50,000 in each individual case;
➢	Employment, promotion and dismissal of employees with an annual gross salary of more than € 80,000;
➢	Granting and revocation of prokura and power of attorney;
➢	Granting of pension promises of any kind.

The list of business transactions requiring prior approval of the shareholders may be expanded or reduced at any time by way of shareholders resolution.

(3)	The Company may at any time appoint further managing directors and resolve rules of procedure for the management, stipulating the scope of duties and responsibilities for each managing director.

§ 3
Term of this Agreement

(1)
This Agreement becomes effective on 1 November 2007 and has been entered into for an indefinite period of time. The first six months of the employment relationship are deemed to be the probation period. During this period the employment may be terminated with a notice period of one month to the end of each month. After expiration of the probation period, the notice period shall be three months to the end of a month.

(2)	This Agreement shall end without notice of termination at the end of the month, in which the Managing Director reaches the age of 65 or his full reduction in earning capacity should be declared.

(3)
The right for termination without notice due to an important reason remains unaffected. An important reason for the Company may be in particular the Managing Director’s breach of the internal restrictions set forth for the management in § 2 para. 2 of this Agreement.

(4)	The notice of termination shall be declared in writing.

(5)
The appointment as managing director may be revoked at any time by way of shareholders resolution. The revocation of the appointment (recall) shall be deemed to be the termination of this Agreement with effect to the next possible date.

(6)
From the date of receiving the termination – irrespective of which party gives notice of termination - the Company may release the Managing Director from his duties. All holiday claims shall be deemed satisfied with the release. During the release period

§ 615 sentence 2 German Civil Code (BGB) shall apply.

§ 4
Remuneration

(1)
For his services the Managing Director shall receive an annual fixed gross remuneration of € 180,000.00 (in words: Euro one hundred eighty thousand). The agreed annual fixed gross remuneration shall be payable in twelve equal instalments, each to be paid at the end of a calendar month reduced by taxes and contributions to social security. Insofar as the service of the Managing Director starts or ends during a calendar year, the annual fixed gross remuneration shall be due pro rata temporis.

(2)	No additional remuneration shall be paid for extra work or overtime.

(3)
Additionally, the Managing Director may earn a variable remuneration in case annual targets are reached, that have been stipulated by the shareholders meeting in agreement with the Managing Director. The annual variable gross remuneration in case of 100 % fulfilment of the stipulated annual targets shall be 30% of the annual fixed gross remuneration.  In case a contract year is shorter than a calendar year this amount shall be due pro rata temporis. The earned variable remuneration shall be due for payment after determination of the audited financial statements for the concerned calendar year. In case the Parties cannot agree on new annual targets for the following business year, at least those targets shall be valid for the following business year that are developed by way of adjusting the targets of the previous year.

(4)
Subject to the approval of the executive board of STAAR Surgical Company (Parent Company) the Managing Director shall be granted 25,000 options for the acquisition of shares in STAAR Surgical Company. The price for exercising the option shall be the market value valid on the date the option has been granted, unless a different price for exercising the option has been stipulated in writing upon granting the options. The question whether the options have reached the date for being exercised or utilized, the exercise or the expiry as well as further rights and obligations relating to the options shall be determined pursuant to the regulations of the current stock-option-plan of STAAR Surgical Company, according to which they have been granted. The Parties are in agreement, that for the rights and obligations stipulated in the stock-option-plan the jurisdiction shall apply, that is stipulated in the stock-option-plan itself.

§ 5
Working Hours

The Managing Director shall work exclusively for the Company and shall do his utmost to promote the Company’s interests. If necessary, the Managing Director shall be at the Company’s disposal beyond the usual working hours and shall promote its interests.

§ 6
Non-competition and Non-solicitation Clause

(1)
The Managing Director undertakes not to be active during the term of this Agreement, neither as free-lancer nor as employee, nor as contractor, neither directly nor indirectly by way of participation, in any way as competition or for a direct competitor of the Company.

(2)
The Managing Director shall not, neither during the term of this Agreement nor after its termination, neither himself nor through others, neither directly nor indirectly, solicit employees of the Company actively or induce them to termination their employment agreement with the Company and to conclude a new one with a company competing with the Company.

(3)	The non-competition and non-solicitation clause is also applicable in favour of companies affiliated with the Company (§ 15 German Stock Companies Act, AktG).

§ 7
Secondary Employment

Any additional kind of remunerated or usually remunerated activity of the Managing Director requires the express prior approval in writing of the shareholders meeting.

§ 8
Vacation Entitlement

(1)
The Managing Director is, on the basis of a working week of 5 days, entitled to an annual vacation with pay of 30 days. Insofar as the service of the Managing Director starts or ends during a calendar year, the annual vacation entitlement shall be granted pro rata temporis.

(2)	The vacation has to be stipulated taking into account the interests of the Company. The Managing Director will ensure that, also during his vacation, he can be contacted at short notice.

§ 9
Illness

In case the Managing Director should be prevented from working, due to illness through no fault of his own that prevents him from carrying out his tasks or any other circumstance beyond his fault preventing him from rendering his services during the term of this Agreement, the Managing Director is entitled to receive continued payment of the remuneration pursuant to § 4 para. 1 of this Agreement on a pro rata temporis basis for a period of six weeks. The Managing Director shall assign to the Company claims for indemnification towards third parties in the amount of the continued remuneration paid to him.

§ 10
Insurance

The Company shall conclude an accident insurance in favour of the Managing Director for the term of this Agreement covering accidents at work and accidents during everyday life with a sum insured of €153,399 for the event of death and € 355,646 for the event of incapacitation.

§ 11
Pension Promise

The Company shall, after the Managing Director has passed the probation period, establish in his favour a pension plan by way of a direct insurance with annual contributions in an amount of € 1.750,00 gross (in words: Euro one thousands evenhundred fifty). Additionally, the Act on the Amendment of Company Pension Schemes shall be applicable. The income tax eventually due on these payments shall be borne by the Managing Director.

§ 12
Reimbursement of Expenses

(1)
Expenses occurring during carrying out his tasks in the scope of this Agreement shall be reimbursed to the Managing Director upon presentation of the corresponding expense vouchers up to the maximum allowable amount for tax purposes.

(2)
The Company will, during the first twelve months of this Agreement, participate in the monthly costs for renting accommodation situated near to the seat of the Company up to a maximum amount of € 1,500.00 per month. The actual costs shall be verified by a copy of the lease agreement.

(3)
The Company will, during the first twelve months of this Agreement, participate in the costs for monthly travelling respectively flights to the home of the Managing Director up to a maximum amount of € 1,200.00 per month.

(4)
Should the Managing Director during the first twelve months of this Agreement move his residence to a place near the seat of the Company, the Company will reimburse the Managing Director with costs occurring for the relocation up to a maximum amount of € 15,000.00 upon presentation of the corresponding expense vouchers. The relocation order may only be given in agreement with the Company. The Managing Director shall previously solicit the quotations of at least two transport companies. In case the Managing Director’s Service Agreement should be terminated before the expiration of one year after the date of relocation, he shall be obliged to return the relocation costs to the Company. There is no repayment obligation in case the Service Agreement is terminated by way of an ordinary termination by the Company.

§ 13
Company Car

(1)
The Company will put at the Managing Director’s disposal a company car for the purpose of carrying out his contractual obligations. This car shall be an upper medium-sized car (Mercedes E-class, BMW 5er-series, Audi A6). The Managing Director has no right to claim any specific vehicle type or model.

(2)
Additionally to the utilization for business purposes, the Managing Director may – up to a limited extent – use the car for private purposes. The non-cash benefit for the private use shall be calculated pursuant to the currently applicable tax regulations and shall be borne by the Managing Director.

(3)	The further details for the use of the company car are stipulated in a separate agreement.

§ 14
Secrecy

During the term of this Agreement and after its termination the Managing Director is obliged to keep strict secrecy about all confidential information regarding the business or particular matters of the Company and affiliated companies (§ 15 German Stock Companies Act, AktG) and not to use this information neither for his own purposes nor for third parties. The secrecy obligation relates in particular to any strategic plans of the Company, all information regarding products and product development and plans thereof, pricing, customer and supplier relationships, other contractual relationships and conclusions of agreements, marketing strategies, plans or analyses regarding market potential, information regarding turnover, profit and productivity, financing, fund-raising schemes or activities, personnel or personnel planning of the Companies.

§ 15
Return of Documents

The Managing Director shall, upon termination of this Service Agreement, return without request all documents, deeds, records, notes, drafts or copies thereof, irrespective of their data carrier, to the Company. He has no right of retention regarding these documents towards the Company.

§ 16
Contractual Penalty

(1)	The Managing Director shall pay to the Company a contractual penalty in case he
•	breaches the non-competition and non-solicitation clause pursuant to § 6 as well as the secondary employment clause pursuant to § 7 of this Agreement;
•	breaches the secrecy obligation or his obligation to return the documents pursuant to §§ 14 and 15 of this Agreement;
•	does not take up his post or does not do so in due time;
•	terminates this Service Agreement not adhering to the applicable notice period; or
•	gives cause by his behaviour to the Company for an extraordinary termination of this Service Agreement due to important reason.

(2)
It shall be in the Company’s equitable discretion to stipulate the amount of the contractual penalty to be paid by the Managing Director pursuant to above para. 1. In case of dispute regarding this discretionary decision the competent court will reassess it. The maximum amount of the contractual penalty will be € 50,000.00 for each individual case. In case of a continuing breach the contractual penalty shall newly arise for each started month. The Company reserves its right to claim additional damages.

§ 17
Final Provisions

(1)
The Parties are in agreement that upon signature of this Service Agreement all possible previous agreements relating to the service of the Managing Director for the Company are invalid and replaced by this Service Agreement. No further agreements beyond this Service Agreement have been concluded.

(2)
Amendments or supplements to this Service Agreement have to be made in writing and require the express approval of the shareholders meeting in order to be valid. The same applies to waiving this requirement. The electronic form is excluded.

(3)
Should individual provisions be or become invalid, this does not affect the validity of the remaining provisions. Instead of the invalid provision or in case of omissions in this Agreement a reasonable provision shall be agreed upon, which corresponds most closely to the intended economic purpose of the invalid provision respectively to the provision, which would have been agreed upon by the Parties pursuant to the whole purpose of this Agreement, if they had thought of this issue in beforehand.

Place, Date Hamburg, 4 October 2007	Place, Date Mengen, 10/10/07

/s/ H.M. Blickensdoerfer	/s/ Reinhard Pichl
Signature Company	Signature of General Manager

Hans Blickensdoerfer	Dr. Reinhard Pichl
General Manager Domilens GmbH